Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-163511

May 5, 2010

ProShares
ETFs, Chapter Two.

Product Guide

Short ProShares seek, on a daily basis, to go up when indexes go down or down when indexes go up.

Short ProShares	Index/Benchmark	Daily Objective*	Trading Symbol	Intraday Symbol	Bloomberg Index Symbol
SHORT MARKETCAP					
Short QQQ®	NASDAQ-100®	100% of the inverse	PSQ	PSQ.IV	NDX
Short Dow30℠	Dow Jones Industrial Average℠	100% of the inverse	DOG	DOG.IV	INDU
Short S&P500®	S&P 500®	100% of the inverse	SH	SH.IV	SPX
Short MidCap400	S&P MidCap 400™	100% of the inverse	MYY	MYY.IV	MID
Short SmallCap600	S&P SmallCap 600™	100% of the inverse	SBB	SBB.IV	SML
Short Russell2000	Russell 2000®	100% of the inverse	RWM	RWM.IV	RTY
UltraShort QQQ®	NASDAQ-100®	200% of the inverse	QID	QID.IV	NDX
UltraShort Dow30℠	Dow Jones Industrial Average℠	200% of the inverse	DXD	DXD.IV	INDU
UltraShort S&P500®	S&P 500®	200% of the inverse	SDS	SDS.IV	SPX
UltraShort Russell3000	Russell 3000®	200% of the inverse	TWQ	TWQ.IV	RAY
UltraShort MidCap400	S&P MidCap 400™	200% of the inverse	MZZ	MZZ.IV	MID
UltraShort SmallCap600	S&P SmallCap 600™	200% of the inverse	SDD	SDD.IV	SML
UltraShort Russell2000	Russell 2000®	200% of the inverse	TWM	TWM.IV	RTY
UltraPro Short QQQ®	NASDAQ-100®	300% of the inverse	SQQQ	SQQQ.IV	NDX
UltraPro Short Dow30℠	Dow Jones Industrial Average℠	300% of the inverse	SDOW	SDOW.IV	INDU
UltraPro Short S&P500®	S&P 500®	300% of the inverse	SPXU	SPXU.IV	SPX
UltraPro Short MidCap400	S&P MidCap 400™	300% of the inverse	SMDD	SMDD.IV	MID
UltraPro Short Russell2000	Russell 2000®	300% of the inverse	SRTY	SRTY.IV	RTY
SHORT STYLE					
UltraShort Russell1000 Value	Russell 1000® Value	200% of the inverse	SJF	SJF.IV	RLV
UltraShort Russell1000 Growth	Russell 1000® Growth	200% of the inverse	SFK	SFK.IV	RLG
UltraShort Russell MidCap Value	Russell Midcap® Value	200% of the inverse	SJL	SJL.IV	RMV
UltraShort Russell MidCap Growth	Russell Midcap® Growth	200% of the inverse	SDK	SDK.IV	RDG
UltraShort Russell2000 Value	Russell 2000® Value	200% of the inverse	SJH	SJH.IV	RUJ
UltraShort Russell2000 Growth	Russell 2000® Growth	200% of the inverse	SKK	SKK.IV	RUO
SHORT SECTOR					
Short Basic Materials	Dow Jones U.S. Basic Materials℠	100% of the inverse	SBM	SBM.IV	DJUSBM
Short Financials	Dow Jones U.S. Financials℠	100% of the inverse	SEF	SEF.IV	DJUSFN
Short Oil & Gas	Dow Jones U.S. Oil & Gas℠	100% of the inverse	DDG	DDG.IV	DJUSEN
Short Real Estate	Dow Jones U.S. Real Estate℠	100% of the inverse	REK	REK.IV	DJUSRE
Short KBW Regional Banking	KBW Regional Banking℠	100% of the inverse	KRS	KRS.IV	KRX
UltraShort Basic Materials	Dow Jones U.S. Basic Materials℠	200% of the inverse	SMN	SMN.IV	DJUSBM
UltraShort Nasdaq Biotechnology	NASDAQ Biotechnology®	200% of the inverse	BIS	BIS.IV	NBI
UltraShort Consumer Goods	Dow Jones U.S. Consumer Goods℠	200% of the inverse	SZK	SZK.IV	DJUSNC
UltraShort Consumer Services	Dow Jones U.S. Consumer Services℠	200% of the inverse	SCC	SCC.IV	DJUSCY
UltraShort Financials	Dow Jones U.S. Financials℠	200% of the inverse	SKF	SKF.IV	DJUSFN
UltraShort Health Care	Dow Jones U.S. Health Care℠	200% of the inverse	RXD	RXD.IV	DJUSHC
UltraShort Industrials	Dow Jones U.S. Industrials℠	200% of the inverse	SIJ	SIJ.IV	DJUSIN
UltraShort Oil & Gas	Dow Jones U.S. Oil & Gas℠	200% of the inverse	DUG	DUG.IV	DJUSEN
UltraShort Real Estate	Dow Jones U.S. Real Estate℠	200% of the inverse	SRS	SRS.IV	DJUSRE
SHORT SECTOR – continued					
UltraShort Semiconductors	Dow Jones U.S. Semiconductors℠	200% of the inverse	SSG	SSG.IV	DJUSSC
UltraShort Technology	Dow Jones U.S. Technology℠	200% of the inverse	REW	REW.IV	DJUSTC
UltraShort Telecommunications	Dow Jones U.S. Select Telecommunications℠	200% of the inverse	TLL	TLL.IV	DJSTEL
UltraShort Utilities	Dow Jones U.S. Utilities℠	200% of the inverse	SDP	SDP.IV	DJUSUT
SHORT INTERNATIONAL					
Short MSCI EAFE	MSCI EAFE	100% of the inverse	EFZ	EFZ.IV	MXEA
Short MSCI Emerging Markets	MSCI Emerging Markets	100% of the inverse	EUM	EUM.IV	MXEF
Short FTSE/Xinhua China 25	FTSE/Xinhua China 25	100% of the inverse	YXI	YXI.IV	XINOI
UltraShort MSCI EAFE	MSCI EAFE	200% of the inverse	EFU	EFU.IV	MXEA
UltraShort MSCI Emerging Markets	MSCI Emerging Markets	200% of the inverse	EEV	EEV.IV	MXEF
UltraShort MSCI Europe	MSCI Europe	200% of the inverse	EPV	EPV.IV	MXEU
UltraShort MSCI Pacific ex-Japan	MSCI Pacific ex-Japan	200% of the inverse	JPX	JPX.IV	MXPFJ
UltraShort MSCI Brazil	MSCI Brazil	200% of the inverse	BZQ	BZQ.IV	MXBR
UltraShort FTSE/Xinhua China 25	FTSE/Xinhua China 25	200% of the inverse	FXP	FXP.IV	XINOI
UltraShort MSCI Japan	MSCI Japan	200% of the inverse	EWV	EWV.IV	MXJP
UltraShort MSCI Mexico Investable Market	MSCI Mexico Investable Market	200% of the inverse	SMK	SMK.IV	MZMXI
SHORT FIXED-INCOME					
Short 20+ Year Treasury	Barclays Capital 20+ Year U.S. Treasury	100% of the inverse	TBF	TBF.IV	LT11TRUU
UltraShort 7-10 Year Treasury	Barclays Capital 7-10 Year U.S. Treasury	200% of the inverse	PST	PST.IV	LT09TRUU
UltraShort 20+ Year Treasury	Barclays Capital 20+ Year U.S. Treasury	200% of the inverse	TBT	TBT.IV	LT11TRUU
SHORT COMMODITY**					
UltraShort DJ-UBS Commodity	Dow Jones-UBS Commodity℠	200% of the inverse	CMD	CMD.IV	DJUBS
UltraShort DJ-UBS Crude Oil	Dow Jones-UBS Crude Oil Sub-Index℠	200% of the inverse	SCO	SCO.IV	DJUBSCL
UltraShort Gold	London PM Gold Fixing	200% of the inverse	GLL	GLL.IV	GOLDLNPM
UltraShort Silver	London Silver Fixing	200% of the inverse	ZSL	ZSL.IV	SLVRLN
SHORT CURRENCY**					
UltraShort Euro	EUR/USD 4:00 pm ET exchange rate	200% of the inverse	EUO	EUO.IV	—
UltraShort Yen	JPY/USD 4:00 pm ET exchange rate	200% of the inverse	YCS	YCS.IV	—

*Before fees and expenses. **Generates a K-1 tax form.

Investing involves substantial risk, including loss of principal. "QQQ®", "NASDAQ-100®" and "NASDAQ Biotechnology Index®" are trademarks of The NASDAQ OMX Group, Inc. "S&P 500®" Index, S&P MidCap 400™ Index and S&P SmallCap 600™ Index are trademarks of The McGraw-Hill Companies, Inc. "Dow Jones," "DJ," "Dow Jones Industrial Average℠," "The Dow 30℠," "Dow Jones U.S. Sector Indexes," "Dow Jones Select Sector Indexes," "Dow Jones-UBS Commodity Index℠," and the names identifying each of the individual "Dow Jones-UBS Sub-Indexes℠" are servicemarks of Dow Jones & Company and UBS Securities, LLC, as the case may be. The Russell 3000® Index, Russell 2000® Index, Russell 2000® Growth Index, Russell 2000® Value Index, Russell 1000® Growth Index, Russell 1000® Value Index, Russell Midcap® Growth Index, Russell Midcap® Value Index, are trademarks of the Russell Investment Group. MSCI, MSCI Inc., MSCI Index, and EAFE are servicemarks of MSCI. Barclays Capital and Barclays Capital Inc. are trademarks of Barclays Capital Inc. "Credit Suisse" and "Credit Suisse 130/30 Large-Cap Index™", are trademarks of Credit Suisse Securities (USA) LLC or one of its affiliates. "KBW Regional Banking Index℠" is a servicemark of Keefe Bruyette & Woods, Inc. "FTSE/Xinhua China 25" is a trademark of FTSE/Xinhua Index Limited ("FXI"). All have been licensed for use by ProShares. "FTSE®" is a trademark of the London Stock Exchange plc and The Financial Times Limited and is used by FXI under license. "Xinhua®" is a trademark of Xinhua Finance Limited and is used by FXI under license. ProShares have not been passed on by these entities or their subsidiaries or affiliates as to their legality or suitability. ProShares are not sponsored, endorsed or promoted by these entities or their subsidiaries or affiliates, and they make no representation regarding the advisability of investing in these products. THESE ENTITIES AND THEIR SUBSIDIARIES AND AFFILIATES MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO PROSHARES.

ProShares

ETFs, Chapter Two.®

Product Guide

Ultra ProShares seek to double or triple the daily performance of their applicable indexes.

Ultra ProShares	Index/Benchmark	Daily Objective*	Trading Symbol	Intraday Symbol	Bloomberg Index Symbol
ULTRA MARKETCAP					
Ultra QQQ®	NASDAQ-100®	200%	QLD	QLD.IV	NDX
Ultra Dow30℠	Dow Jones Industrial Average℠	200%	DDM	DDM.IV	INDU
Ultra S&P500®	S&P 500®	200%	SSO	SSO.IV	SPX
Ultra Russell3000	Russell 3000®	200%	UWC	UWC.IV	RAY
Ultra MidCap400	S&P MidCap 400™	200%	MVV	MVV.IV	MID
Ultra SmallCap600	S&P SmallCap 600™	200%	SAA	SAA.IV	SML
Ultra Russell2000	Russell 2000®	200%	UWM	UWM.IV	RTY
UltraPro QQQ®	NASDAQ-100®	300%	TQQQ	TQQQ.IV	NDX
UltraPro Dow30℠	Dow Jones Industrial Average℠	300%	UDOW	UDOW.IV	INDU
UltraPro S&P500®	S&P 500®	300%	UPRO	UPRO.IV	SPX
UltraPro MidCap400	S&P MidCap 400™	300%	UMDD	UMDD.IV	MID
UltraPro Russell2000	Russell 2000®	300%	URTY	URTY.IV	RTY
ULTRA STYLE					
Ultra Russell1000 Value	Russell 1000® Value	200%	UVG	UVG.IV	RLV
Ultra Russell1000 Growth	Russell 1000® Growth	200%	UKF	UKF.IV	RLG
Ultra Russell MidCap Value	Russell Midcap® Value	200%	UVU	UVU.IV	RMV
Ultra Russell MidCap Growth	Russell Midcap® Growth	200%	UKW	UKW.IV	RDG
Ultra Russell2000 Value	Russell 2000® Value	200%	UVT	UVT.IV	RUJ
Ultra Russell2000 Growth	Russell 2000® Growth	200%	UKK	UKK.IV	RUO
ULTRA SECTOR					
Ultra Basic Materials	Dow Jones U.S. Basic Materials℠	200%	UYM	UYM.IV	DJUSBM
Ultra Nasdaq Biotechnology	NASDAQ Biotechnology®	200%	BIB	BIB.IV	NBI
Ultra Consumer Goods	Dow Jones U.S. Consumer Goods℠	200%	UGE	UGE.IV	DJUSNC
Ultra Consumer Services	Dow Jones U.S. Consumer Services℠	200%	UCC	UCC.IV	DJUSCY
Ultra Financials	Dow Jones U.S. Financials℠	200%	UYG	UYG.IV	DJUSFN
Ultra Health Care	Dow Jones U.S. Health Care℠	200%	RXL	RXL.IV	DJUSHC
Ultra Industrials	Dow Jones U.S. Industrials℠	200%	UXI	UXI.IV	DJUSIN
Ultra Oil & Gas	Dow Jones U.S. Oil & Gas℠	200%	DIG	DIG.IV	DJUSEN
Ultra Real Estate	Dow Jones U.S. Real Estate℠	200%	URE	URE.IV	DJUSRE
Ultra KBW Regional Banking	KBW Regional Banking℠	200%	KRU	KRU.IV	KRX
Ultra Semiconductors	Dow Jones U.S. Semiconductors℠	200%	USD	USD.IV	DJUSSC
Ultra Technology	Dow Jones U.S. Technology℠	200%	ROM	ROM.IV	DJUSTC
Ultra Telecommunications	Dow Jones U.S. Select Telecommunications℠	200%	LTL	LTL.IV	DJSTEL
Ultra Utilities	Dow Jones U.S. Utilities℠	200%	UPW	UPW.IV	DJUSUT
ULTRA INTERNATIONAL					
Ultra MSCI EAFE	MSCI EAFE	200%	EFO	EFO.IV	MXEA
Ultra MSCI Emerging Markets	MSCI Emerging Markets	200%	EET	EET.IV	MXEF
Ultra MSCI Europe	MSCI Europe	200%	UPV	UPV.IV	MXEU
Ultra MSCI Pacific ex-Japan	MSCI Pacific ex-Japan	200%	UXJ	UXJ.IV	MXPFJ

Ultra ProShares seek to double or triple the daily performance of their applicable indexes.

Ultra ProShares	Index/Benchmark	Daily Objective*	Trading Symbol	Intraday Symbol	Bloomberg Index Symbol
ULTRA INTERNATIONAL – continued					
Ultra MSCI Brazil	MSCI Brazil	200%	UBR	UBR.IV	MXBR
Ultra FTSE/Xinhua China 25	FTSE/Xinhua China 25	200%	XPP	XPP.IV	XINO1
Ultra MSCI Japan	MSCI Japan	200%	EZJ	EZJ.IV	MXJP
Ultra MSCI Mexico Investable Market	MSCI Mexico Investable Market	200%	UMX	UMX	MZMXI
ULTRA FIXED-INCOME					
Ultra 7-10 Year Treasury	Barclays Capital 7-10 Year U.S. Treasury	200%	UST	UST.IV	LT09TRUU
Ultra 20+ Year Treasury	Barclays Capital 20+ Year U.S. Treasury	200%	UBT	UBT.IV	LT11TRUU
ULTRA COMMODITY**					
Ultra DJ-UBS Commodity	Dow Jones-UBS Commodity℠	200%	UCD	UCD.IV	DJUBS
Ultra DJ-UBS Crude Oil	Dow Jones-UBS Crude Oil Sub-Index℠	200%	UCO	UCO.IV	DJUBSCL
Ultra Gold	London PM Gold Fixing	200%	UGL	UGL.IV	GOLDLNPM
Ultra Silver	London Silver Fixing	200%	AGQ	AGQ.IV	SLVRLN
ULTRA CURRENCY**					
Ultra Euro	EUR/USD 4:00 pm ET exchange rate	200%	ULE	ULE.IV	—
Ultra Yen	JPY/USD 4:00 pm ET exchange rate	200%	YCL	YCL.IV	—

*Before fees and expenses. **Generates a K-1 tax form.

Alpha ProShares seek to provide access to advanced investment strategies.

Alpha ProShares	Index	Trading Symbol	Intraday Symbol	Bloomberg Index Symbol
Credit Suisse 130/30	Credit Suisse 130/30 Large Cap	CSM	CSM.IV	CS13030

ProFunds Group®

Each Short or Ultra ProShares ETF seeks a return that is either 300%, 200%, -100%, -200%, or -300% of the return of an index or other benchmark (target) ***for a single day***. Due to the compounding of daily returns, Short or Ultra ProShares' returns over periods other than one day will likely differ in amount and possibly direction from the target return for the same period. Investors should monitor their ProShares holdings consistent with their strategies, as frequently as daily. For more on correlation, leverage and other risks, please read the prospectus. **Investing involves substantial risk, including loss of principal.** ProShares are non-diversified and entail certain risks, including aggressive investment techniques (futures contracts, options, forward contracts, swap agreements and similar instruments), imperfect benchmark correlation, leverage and market price variance. These risks may pose risks different from, or greater than, those associated with a direct investment in the securities underlying the funds' benchmarks, can increase volatility, and may dramatically decrease performance. **There is no guarantee that any ProShares ETF will achieve its investment objective.** ProShares are not suitable for all investors.

ProShares Commodity and Currency ETFs are not regulated under the Investment Company Act of 1940. Investing in these ETFs involves significant risks. Investors could lose all or substantially all of their investment. ProShares Trust II (the issuer) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov. Alternatively, the issuer will arrange to send you the prospectus if you request it by calling toll-free 866-PRO-5125, or visit proshares.com, or you may request a copy from any underwriter or other dealer participating in the offering. These funds generate a K-1 tax form.

Carefully consider the investment objectives, risks, charges and expenses of ProShares before investing. This and other information can be found in their summary and full prospectus(es). Read them carefully before investing. Obtain them from your financial adviser or broker/dealer representative or by visiting proshares.com. ProShares registered under the Investment Company Act of 1940 are distributed by SEI Investments Distribution Co. which is not affiliated with ProFunds Group or its affiliates.

2010-1741